Vertex Reports Fourth Quarter and Full Year 2025 Financial Results
— Full year total revenue of $12.0 billion, a 9% increase compared to full year 2024; fourth quarter total revenue of $3.19 billion, a 10% increase compared to fourth quarter 2024 —
— Company provides full year 2026 total revenue guidance of $12.95 billion to $13.1 billion, with non-CF products expected to contribute $500 million or more in revenue —
— Broad mid- and late-stage clinical pipeline accelerates with multiple proof-of-concept and pivotal programs advancing; on track to complete BLA filing for U.S. accelerated approval of povetacicept in IgAN in the first half of 2026 —

BOSTON -- Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the fourth quarter and full year ended December 31, 2025, and provided its full year 2026 financial guidance.
“2025 marked a year of strong revenue growth, commercial diversification, and pipeline advancement,” said Reshma Kewalramani, M.D., Chief Executive Officer and President of Vertex. “Our focus in 2026 remains on executing across the CF franchise, bringing CASGEVY to more patients around the globe and continuing to launch JOURNAVX, as we also prepare for the anticipated near‑term commercialization of povetacicept in IgAN. With expanding leadership in CF, exciting commercial momentum, and multiple mid- and late-stage programs advancing, Vertex is well positioned to deliver long‑term value for patients and shareholders.”
Fourth Quarter 2025 Results
Total revenue increased 10% to $3.19 billion compared to the fourth quarter of 2024, primarily driven by the continued performance of cystic fibrosis (CF) therapies and additional growth from diversification into additional disease areas. In the U.S., total revenue increased 12% to $2.06 billion due to continued strong CF patient demand, including for ALYFTREK; a modest benefit from CF channel inventory; higher realized net prices in CF versus the prior year; and contributions from CASGEVY and JOURNAVX. Outside the U.S., total revenue increased 5% to $1.13 billion due to solid CF performance across multiple geographies and increased CASGEVY revenue.
Combined GAAP and non-GAAP R&D, Acquired IPR&D and SG&A expenses were $1.52 billion and $1.36 billion, respectively, in the fourth quarter of 2025, compared to $1.46 billion and $1.30 billion, respectively, for the fourth quarter of 2024. These increases were primarily due to commercial investment to support the launch of JOURNAVX in acute pain.

GAAP and non-GAAP effective tax rates were 10.5% and 13.5%, respectively, compared to 19.7% and 21.3%, respectively, for the fourth quarter of 2024. In the fourth quarter of 2025, the tax rates incorporated a one-time benefit from recognition of previously deferred tax credits and a change in estimated prior-year liabilities.
GAAP and non-GAAP net income were $1.2 billion and $1.3 billion, respectively, compared to $913 million and $1.0 billion, respectively, for the fourth quarter of 2024, primarily driven by increased product revenue.
Full Year 2025 Results
Total revenue of $12.0 billion increased 9% compared to 2024, primarily driven by the continued performance of CF therapies and early contributions from the three ongoing launches. In the U.S., total revenue increased 13% to $7.55 billion due to continued strong CF patient demand, including for ALYFTREK, and higher realized net prices in CF versus the prior year; as well as contributions from CASGEVY and JOURNAVX. Outside the U.S., total revenue increased 3% to $4.45 billion due to solid CF performance across multiple geographies and contributions from CASGEVY.
Combined GAAP and non-GAAP R&D, Acquired IPR&D and SG&A expenses were $5.8 billion and $5.1 billion, respectively, compared to $9.7 billion and $8.8 billion, respectively, in 2024. The decreases were primarily due to $4.4 billion of AIPR&D expenses associated with Vertex’s acquisition of Alpine Immune Sciences incurred in the second quarter of 2024, partially offset by increased R&D investment in support of multiple mid- and late-stage clinical development programs and increased commercial investment to support the launch of JOURNAVX.
GAAP and non-GAAP effective tax rates were 14.9% and 17.3%, respectively, compared to 315.5% and 91.0%, respectively, in 2024. In 2025, the effective tax rates were lower than U.S. statutory rates primarily due to one-time benefits from recognition of previously deferred tax credits and Alpine-related R&D tax credits. The GAAP effective tax rate also included excess tax benefits related to stock-based compensation.
GAAP and Non-GAAP net income were $4.0 billion and $4.7 billion, respectively, compared to a GAAP net loss of $(536) million and non-GAAP net income of $111 million, respectively, for 2024, reflecting the Alpine AIPR&D in 2024 and increased product revenue partially offset by increased operating expenses.
Cash, cash equivalents, and total marketable securities as of December 31, 2025, were $12.3 billion, compared to $11.2 billion as of December 31, 2024. The increase was primarily due to cash flows from operating activities, partially offset by repurchases of Vertex’s common stock pursuant to its share repurchase programs.

Full Year 2026 Financial Guidance
Vertex today provided full year 2026 financial guidance. Vertex’s total revenue guidance of $12.95 billion to $13.1 billion includes expectations for continued growth in CF, including the ongoing U.S. rollout and ex-U.S. launches of ALYFTREK; as well as $500 million or more in revenue from non-CF products, including increased patient infusions of CASGEVY through Vertex’s global ATC network and growth in prescriptions and revenue from the second year of the launch of JOURNAVX. Vertex’s guidance for both combined GAAP and non-GAAP R&D, AIPR&D and SG&A expenses includes expectations for continued investment in multiple mid- and late-stage clinical development programs and commercial and manufacturing capabilities, and approximately $100 million of currently anticipated AIPR&D expenses. This guidance also includes an immaterial cost impact from tariffs in 2026 based on currently known tariff rates and regulations.
Vertex’s financial guidance is summarized below:

FY 2026

Total revenue	$12.95 to $13.1 billion
Non-CF product revenue	$0.5 billion or greater

Combined GAAP R&D, AIPR&D and SG&A expenses *	$6.3 to $6.45 billion
Combined non-GAAP R&D, AIPR&D and SG&A expenses *	$5.65 to $5.75 billion
Non-GAAP effective tax rate	19.5% to 20.5%

*The difference between the combined GAAP R&D, AIPR&D and SG&A expenses and the combined non-GAAP R&D, AIPR&D and SG&A expenses guidance relates primarily to $650 million to $700 million of stock-based compensation expense.

**Combined GAAP and non-GAAP R&D, AIPR&D and SG&A expenses guidance includes approximately $100 million of AIPR&D expenses.

Key Business Highlights
Marketed Products
Cystic Fibrosis (CF) Portfolio
Vertex has worked for more than 20 years to discover and develop medicines to treat the underlying cause of CF. Vertex CFTR modulators can treat nearly 95 percent of all people living with CF in core markets and are approved for patients as young as one month old. ALYFTREK, the newest marketed CFTR modulator, is approved in the U.S., the United Kingdom (U.K.), the European Union (EU), Canada, New Zealand, Switzerland, Australia, and Israel for the treatment of patients 6 years and older. Vertex anticipates that the number of CF patients taking its medicines will continue to grow through new approvals and reimbursement agreements, treatment of younger patients, increased survival, and expansion into additional geographies. Recent progress includes:
•ALYFTREK is reimbursed for eligible patients in the U.S., England, Ireland, Germany, Denmark, Northern Ireland, Norway, Wales, Italy, Australia, New Zealand, and Luxembourg. Vertex is working to secure access for eligible patients in additional countries.
•In January, Vertex completed the pivotal study of ALYFTREK in children 2 to 5 years of age. The data showed that ALYFTREK was generally safe and well tolerated, consistent with the established safety profile. Treatment with ALYFTREK resulted in a clinically meaningful improvement in CFTR function with a mean reduction in sweat chloride from a TRIKAFTA baseline of -9.6 mmol/L (95% CI -12.1 to -7.0) through Week 24, with 65% of children reaching a normal sweat chloride value of <30mmol/L. These are unprecedented results for this age group. Vertex expects to submit for approval with global regulators in the first half of 2026.
•Vertex recently initiated a pivotal study of ALYFTREK in children 1 to less than 2 years of age.
•Following positive results from the study of TRIKAFTA in patients one year to less than two years of age, reported in November 2025, Vertex expects to begin submissions for global regulatory approvals in this age group in the first half of 2026.
CASGEVY for the treatment of severe sickle cell disease (SCD) and transfusion-dependent beta thalassemia (TDT)
CASGEVY is a non-viral, ex vivo, CRISPR/Cas9 gene-edited cell therapy for eligible patients with SCD or TDT that has been shown to reduce or eliminate vaso-occlusive crises (VOCs) for patients with SCD and transfusion requirements for patients with TDT. CASGEVY is approved in the U.S., the U.K., the EU, the Kingdom of Saudi Arabia (KSA), the Kingdom of Bahrain, Qatar, Canada, Switzerland, the United Arab Emirates (UAE), and Kuwait for patients 12 years and older with SCD or TDT. In total, there are more than 60,000 eligible patients in these countries, including approximately 37,000 in North America and Europe and more than 23,000 in the Middle East. Recent highlights include:
•Vertex recorded fourth quarter 2025 CASGEVY revenue of $54 million and full year 2025 revenue of $116 million. This reflects 64 patients receiving infusions of CASGEVY in 2025, including 30 people infused in the fourth quarter of 2025. Globally, in 2025, 147 people with SCD or TDT had their first cell collection for CASGEVY.

•As of the end of 2025, approximately 90 percent of patients in the U.S. have reimbursed access to CASGEVY, which is also reimbursed in the U.K., Italy, Austria, Denmark, Luxembourg, KSA, Bahrain, UAE, and Kuwait. Most recently, in January, Vertex secured reimbursed access to CASGEVY for eligible patients with SCD in Scotland, consistent with the reimbursement agreement reached in 2025 for patients with TDT.
•At the American Society of Hematology (ASH) annual meeting in December 2025, Vertex presented positive data from the pivotal studies of CASGEVY in children ages 5 to 11 years old with SCD or TDT, which was highlighted by the conference in the “Best of ASH” presentations. Vertex expects to begin global regulatory submissions for approvals in this age group in the first half of 2026. The U.S. Food and Drug Administration (FDA) awarded Vertex a Commissioner’s National Priority Voucher for this pediatric submission, indicating an accelerated timeline for review once the submission is complete.
JOURNAVX (suzetrigine) for the treatment of moderate-to-severe acute pain
JOURNAVX is a first-in-class, oral, selective, non-opioid NaV1.8 pain signal inhibitor, approved in the U.S. for the treatment of moderate-to-severe acute pain.
•Since JOURNAVX became available at pharmacies in early March, through year-end 2025, more than 550,000 prescriptions for JOURNAVX have been written and filled across the hospital and retail settings in different acute pain conditions, consistent with JOURNAVX’s broad label.
•Vertex secured commercial coverage for JOURNAVX with the remaining large national pharmacy benefit manager (PBM), effective January 1, 2026, and now has secured access for JOURNAVX with all three national PBMs. As of January 2026, over 200 million individuals across commercial and government payers have coverage, representing two-thirds of U.S. covered lives. In addition, 21 states now provide coverage via Medicaid.
•More than 100 of Vertex’s targeted 150 healthcare systems and more than 950 individual hospitals of the 2,000 targeted institutions have added JOURNAVX to formularies, protocols or order sets.
Select R&D Pipeline Programs
Cystic Fibrosis
•Consistent with its commitment to serial innovation and bringing as many patients as possible to normal levels of CFTR function, Vertex has advanced VX-828, the first of the next-generation 3.0

CFTR corrector class, into a proof-of-concept study in people with CF. Vertex expects to complete enrollment and dosing in the first half of 2026.
•Vertex is enrolling and dosing a Phase 1 study of VX-581, another corrector in the next-generation 3.0 class, in healthy volunteers.
•Vertex is targeting completion of dosing in the multiple ascending dose (MAD) portion of the Phase 1/2 study of VX-522 and disclosure of the data in the second half of 2026. VX-522 is a CFTR mRNA therapeutic that Vertex is developing in collaboration with Moderna for the approximately 5,000 people with CF who cannot benefit from CFTR modulators.
Sickle Cell Disease and Transfusion-Dependent Beta Thalassemia
•Vertex continues to advance preclinical assets for gentler conditioning for CASGEVY, which could broaden the eligible patient population.
Peripheral Neuropathic Pain (PNP)
•Vertex continues to expect to complete enrollment in both Phase 3 studies of suzetrigine in diabetic peripheral neuropathy (DPN), a form of peripheral neuropathic pain (PNP), by the end of 2026.
•Vertex also continues to enroll and dose people with DPN in a Phase 2 study of VX-993.
•Vertex continues to advance preclinical assets that inhibit NaV1.7 for use alone or in combination with a NaV1.8 inhibitor in acute and neuropathic pain.
IgA Nephropathy (IgAN) and Other B Cell-Mediated Diseases
Vertex is developing povetacicept for multiple diseases. Povetacicept is a dual inhibitor of the BAFF and APRIL cytokines, which play key roles in the pathogenesis of multiple B cell-mediated autoimmune diseases. Povetacicept has pipeline-in-a-product potential and represents a potentially best-in-class approach to control B cell activity in IgAN, primary membranous nephropathy (pMN), and generalized myasthenia gravis (gMG).
•In the fourth quarter of 2025, Vertex initiated the rolling biologics license application (BLA) filing for U.S. accelerated approval of povetacicept in IgAN with submission of the first module. The FDA has granted Breakthrough Therapy Designation for this indication. Vertex remains on track to release interim analysis data in the first half of 2026 and also complete the submission in the first half of 2026, if data from the interim analysis are supportive. Vertex is using a priority review voucher to expedite the review of the povetacicept BLA from ten months to six months.
•Vertex continues to enroll and dose patients in the adaptive Phase 2/3 OLYMPUS pivotal study of povetacicept in people with pMN. Vertex anticipates completing the Phase 2 portion of the study and initiating the Phase 3 portion in mid-2026. The FDA has granted Fast Track and Orphan Drug designations for povetacicept in pMN, and the EMA has granted Priority Medicines (PRIME) designation.
•Vertex expects to initiate a placebo-controlled, Phase 2 dose-ranging proof-of-concept study evaluating povetacicept for the treatment of gMG in the first half of 2026.
APOL1-Mediated Kidney Disease (AMKD)
Vertex has discovered and advanced multiple oral, small molecule inhibitors of APOL1 function, pioneering a new class of medicines that targets the underlying cause of this genetic kidney disease.
•In September, Vertex completed enrollment in the interim analysis cohort of the AMPLITUDE Phase 2/3 trial of inaxaplin in people with primary AMKD and will conduct the pre-planned interim analysis once this cohort reaches 48 weeks of treatment. Vertex expects to share data from the interim analysis in late 2026 or early 2027. The AMPLITUDE study is on track to complete full enrollment in the second half of 2026.
•Vertex expects to complete the AMPLIFIED Phase 2 study of inaxaplin and share data in mid-2026. AMPLIFIED is a study of people with AMKD with moderate proteinuria, and people with AMKD and Type 2 diabetes — populations not being studied in the AMPLITUDE trial.
Type 1 Diabetes (T1D)
Vertex is evaluating stem cell-derived, fully differentiated islet cell therapies for patients suffering from T1D, with the goal of developing a potential one-time functional cure for this disease.
•Vertex has completed enrollment in the Phase 1/2/3 study of zimislecel in people with T1D and has temporarily postponed completion of dosing in the study, pending an ongoing internal manufacturing analysis.
•Zimislecel has been granted Regenerative Medicine Advanced Therapy (RMAT) and Fast Track designations from the U.S. Food and Drug Administration, PRIME designation from the EMA, Breakthrough Medicine designation from the Kingdom of Saudi Arabia, and has secured an

Innovation Passport under the Innovative Licensing and Access Pathway (ILAP) from the U.K. Medicines and Healthcare products Regulatory Agency (MHRA).
Autosomal Dominant Polycystic Kidney Disease (ADPKD)
Vertex is developing small molecule correctors that restore function to polycystin 1 (PC1) protein variants, with the goal of addressing the underlying cause of ADPKD.
•Vertex is enrolling and dosing AGLOW, a Phase 2 proof-of-concept study of VX-407 in patients with a subset of variants in the PKD1 gene, which encodes the PC1 protein, estimated to be up to approximately 30,000 (or up to approximately 10%) of the overall patient population living with ADPKD.
•AGLOW is a 24-patient single-arm study that will evaluate the effect of VX-407 on height-adjusted total kidney volume (htTKV). Vertex expects to complete enrollment in the AGLOW study by the end of 2026.
Myotonic Dystrophy Type 1 (DM1)
Vertex is evaluating multiple approaches that target the underlying cause of DM1. Vertex’s lead approach, VX-670, is an oligonucleotide linked to a cyclic peptide, which holds the potential to promote effective delivery into cells and address the causal biology of DM1.
•Vertex continues to enroll and dose the MAD portion of the GALILEO global Phase 1/2 clinical trial of VX-670 in people with DM1; the study is assessing both safety and efficacy. Vertex is on track to complete enrollment and dosing in the trial in mid-2026.
Additional Earlier Stage R&D Programs
Consistent with its overall strategy, Vertex takes a serial innovation approach to all of its programs, with additional assets or approaches across its portfolio.
External Innovation
Consistent with its strategy to develop transformative medicines for serious diseases, Vertex entered into the following transaction:
•An exclusive global license agreement with WuXi Biologics to develop and commercialize a trispecific T cell engager for B cell-mediated autoimmune diseases, which is currently in preclinical development.

Non-GAAP Financial Measures
In this press release, Vertex's financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. In particular, non-GAAP financial results and guidance exclude from Vertex's pre-tax income (loss) (i) stock-based compensation expense, (ii) intangible asset amortization expense, (iii) gains or losses related to the fair value of the company's strategic investments, (iv) increases or decreases in the fair value of contingent consideration, (v) acquisition-related costs, (vi) an intangible asset impairment charge, and (vii) other adjustments. The company's non-GAAP financial results also exclude from its provision for income taxes the estimated tax impact related to its non-GAAP adjustments to pre-tax income (loss) described above and certain discrete items. These results should not be viewed as a substitute for the company’s GAAP results and are provided as a complement to results provided in accordance with GAAP. Management believes these non-GAAP financial measures help indicate underlying trends in the company's business, are important in comparing current results with prior period results and provide additional information regarding the company's financial position that the company believes is helpful to an understanding of its ongoing business. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the company's business and to evaluate its performance. The company’s calculation of non-GAAP financial measures likely differs from the calculations used by other companies. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the attached financial information.
The company provides guidance regarding combined R&D, AIPR&D and SG&A expenses and effective tax rate on a non-GAAP basis. Unless otherwise noted, the guidance regarding combined R&D, AIPR&D and SG&A expenses does not include estimates associated with any potential future business development transactions, including collaborations, asset acquisitions and/or licensing of third-party intellectual property rights. The company does not provide guidance regarding its GAAP effective tax rate because it is unable to forecast with reasonable certainty the impact of excess tax benefits related to stock-based compensation and the possibility of certain discrete items, which could be material.

Vertex Pharmaceuticals Incorporated
Consolidated Statements of Income (Loss)
(unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenues:
Product revenues, net	$3,190.0	$2,912.0	$11,970.6	$11,020.1
Other revenues	—	—	30.7	—
Total revenues	3,190.0	2,912.0	12,001.3	11,020.1
Costs and expenses:
Cost of sales	466.0	423.4	1,651.3	1,530.5
Research and development expenses	973.7	998.7	3,909.5	3,630.3
Acquired in-process research and development expenses	56.5	87.5	133.0	4,628.4
Selling, general and administrative expenses	487.0	377.6	1,753.1	1,464.3
Intangible asset impairment charge	—	—	379.0	—
Change in fair value of contingent consideration	0.9	(1.2)	2.1	(0.5)
Total costs and expenses	1,984.1	1,886.0	7,828.0	11,253.0
Income (loss) from operations	1,205.9	1,026.0	4,173.3	(232.9)
Interest income	121.9	128.2	490.9	598.1
Interest expense	(3.3)	(2.8)	(13.3)	(30.6)
Other income (expense), net	6.5	(14.9)	(7.7)	(86.1)
Income before provision for income taxes	1,331.0	1,136.5	4,643.2	248.5
Provision for income taxes	139.9	223.5	690.0	784.1
Net income (loss)	$1,191.1	$913.0	$3,953.2	$(535.6)

Net income (loss) per common share:
Basic	$4.69	$3.55	$15.46	$(2.08)
Diluted	$4.65	$3.50	$15.32	$(2.08)
Shares used in per share calculations:
Basic	253.9	257.5	255.7	257.9
Diluted	256.1	260.5	258.0	257.9

Vertex Pharmaceuticals Incorporated
Total Revenues
(unaudited, in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
TRIKAFTA/KAFTRIO	$2,572.5	$2,720.8	$10,312.7	$10,238.6
ALYFTREK	380.1	—	837.8	—
Other product revenues (1)	237.4	191.2	820.1	781.5
Product revenues, net	3,190.0	2,912.0	11,970.6	11,020.1
Other revenues	—	—	30.7	—
Total revenues	$3,190.0	$2,912.0	$12,001.3	$11,020.1

1: In the three and twelve months ended December 31, 2025, “Other product revenues” included $54.3 million and $115.8 million from CASGEVY, respectively, and $26.7 million and $59.6 million, respectively, from JOURNAVX. In the three and twelve months ended December 31, 2024, “Other product revenues” included $8.0 million and $10.0 million from CASGEVY, respectively, and no revenues from JOURNAVX. The remaining “Other product revenues” are related to KALYDECO, ORKAMBI, and SYMDEKO/SYMKEVI, our other CF products.

Vertex Pharmaceuticals Incorporated
Reconciliation of GAAP to Non-GAAP Financial Information
(unaudited, in millions, except percentages)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
GAAP cost of sales	$466.0	$423.4	$1,651.3	$1,530.5
Stock-based compensation expense	(3.2)	(2.0)	(11.1)	(7.5)
Intangible asset amortization expense	(5.1)	(5.1)	(20.2)	(20.2)
Non-GAAP cost of sales	$457.7	$416.3	$1,620.0	$1,502.8

GAAP research and development expenses	$973.7	$998.7	$3,909.5	$3,630.3
Stock-based compensation expense	(99.7)	(98.3)	(415.4)	(425.8)
Intangible asset amortization expense	(0.7)	(0.6)	(2.6)	(1.5)
Acquisition-related costs (2)	—	—	—	(172.3)
Non-GAAP research and development expenses	$873.3	$899.8	$3,491.5	$3,030.7

Acquired in-process research and development expenses	$56.5	$87.5	$133.0	$4,628.4

GAAP selling, general and administrative expenses	$487.0	$377.6	$1,753.1	$1,464.3
Stock-based compensation expense	(54.7)	(67.5)	(259.4)	(265.2)
Acquisition-related costs (2)	—	—	—	(36.5)
Non-GAAP selling, general and administrative expenses	$432.3	$310.1	$1,493.7	$1,162.6

Combined non-GAAP R&D, AIPR&D and SG&A expenses	$1,362.1	$1,297.4	$5,118.2	$8,821.7

GAAP other income (expense), net	$6.5	$(14.9)	$(7.7)	$(86.1)
(Increase) decrease in fair value of strategic investments	(7.2)	7.2	5.0	57.7
Non-GAAP other expense, net	$(0.7)	$(7.7)	$(2.7)	$(28.4)

GAAP provision for income taxes	$139.9	$223.5	$690.0	$784.1
Tax adjustments (3)	61.0	56.2	301.0	340.0
Non-GAAP provision for income taxes	$200.9	$279.7	$991.0	$1,124.1

GAAP effective tax rate	10.5%	19.7%	14.9%	315.5%
Non-GAAP effective tax rate	13.5%	21.3%	17.3%	91.0%

Vertex Pharmaceuticals Incorporated
Reconciliation of GAAP to Non-GAAP Financial Information (continued)
(unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
GAAP operating income (loss)	$1,205.9	$1,026.0	$4,173.3	$(232.9)
Stock-based compensation expense	157.6	167.8	685.9	698.5
Intangible asset impairment charge	—	—	379.0	—
Intangible asset amortization expense	5.8	5.7	22.8	21.7
Increase (decrease) in fair value of contingent consideration	0.9	(1.2)	2.1	(0.5)
Acquisition-related costs (2)	—	—	—	208.8
Non-GAAP operating income	$1,370.2	$1,198.3	$5,263.1	$695.6

GAAP net income (loss)	$1,191.1	$913.0	$3,953.2	$(535.6)

Stock-based compensation expense	157.6	167.8	685.9	698.5
Intangible asset impairment charge	—	—	379.0	—
Intangible asset amortization expense	5.8	5.7	22.8	21.7
(Increase) decrease in fair value of strategic investments	(7.2)	7.2	5.0	57.7
Increase (decrease) in fair value of contingent consideration	0.9	(1.2)	2.1	(0.5)
Acquisition-related costs (2)	—	—	—	208.8
Total non-GAAP adjustments to pre-tax income	157.1	179.5	1,094.8	986.2
Tax adjustments (3)	(61.0)	(56.2)	(301.0)	(340.0)
Non-GAAP net income	$1,287.2	$1,036.3	$4,747.0	$110.6

Net income (loss) per diluted common share:
GAAP	$4.65	$3.50	$15.32	$(2.08)
Non-GAAP	$5.03	$3.98	$18.40	$0.42
Shares used in diluted per share calculations:
GAAP and Non-GAAP	256.1	260.5	258.0	257.9
Estimated effect of potentially dilutive securities not used in GAAP diluted per share calculation (4)	—	—	—	3.0
Non-GAAP	256.1	260.5	258.0	260.9

2: In the twelve months ended December 31, 2024, “Acquisition-related costs” were primarily related to compensation expense associated with cash-settled unvested Alpine equity awards.
3: In the three and twelve months ended December 31, 2025 and 2024, “Tax adjustments” included the estimated income taxes related to non-GAAP adjustments to the company's pre-tax income (loss) and excess tax benefits related to stock-based compensation. “Tax adjustments” for the twelve months ended December 31, 2024 also included a discrete benefit related to prior tax years resulting from a R&D tax credit study.
4: In 2024, the company had a GAAP net loss and non-GAAP net income. Therefore, the impact of potentially dilutive securities was excluded from the calculation of GAAP weighted-average common shares outstanding (“WASO”) but was included in the calculation of non-GAAP WASO.

Vertex Pharmaceuticals Incorporated
Condensed Consolidated Balance Sheets
(unaudited, in millions)

	December 31, 2025	December 31, 2024
Assets
Cash, cash equivalents and marketable securities	$6,608.1	$6,115.9
Accounts receivable, net	2,052.8	1,609.4
Inventories	1,686.8	1,205.4
Prepaid expenses and other current assets	853.3	665.7
Total current assets	11,201.0	9,596.4
Property and equipment, net	1,520.3	1,227.8
Goodwill and other intangible assets, net	1,512.2	1,913.9
Deferred tax assets	2,897.9	2,331.1
Operating lease assets	1,562.7	1,356.8
Long-term marketable securities	5,712.3	5,107.9
Other long-term assets	1,236.6	999.3
Total assets	$25,643.0	$22,533.2

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$3,432.9	$3,201.6
Other current liabilities	428.3	363.0
Total current liabilities	3,861.2	3,564.6
Long-term operating lease liabilities	1,846.5	1,544.4
Other long-term liabilities	1,269.5	1,014.6
Shareholders' equity	18,665.8	16,409.6
Total liabilities and shareholders' equity	$25,643.0	$22,533.2

Common shares outstanding	254.0	256.9

About Vertex
Vertex is a global biotechnology company that invests in scientific innovation to create transformative medicines for people with serious diseases and conditions. The company has approved therapies for cystic fibrosis, sickle cell disease, transfusion-dependent beta thalassemia and acute pain, and it continues to advance clinical and research programs in these areas. Vertex also has a robust clinical pipeline of investigational therapies across a range of modalities in other serious diseases where it has deep insight into causal human biology, including IgA nephropathy, neuropathic pain, APOL1-mediated kidney disease, primary membranous nephropathy, autosomal dominant polycystic kidney disease, type 1 diabetes, generalized myasthenia gravis, and myotonic dystrophy type 1. Vertex was founded in 1989 and has its global headquarters in Boston, with international headquarters in London. Additionally, the company has research and development sites and commercial offices in North America, Europe, Australia, Latin America, and the Middle East. Vertex is consistently recognized as one of the industry's top places to work, including 16 consecutive years on Science magazine's Top Employers list and one of Fortune’s 100 Best Companies to Work For. For company updates and to learn more about Vertex’s history of innovation, visit at www.vrtx.com or follow us on LinkedIn, Facebook, Instagram, YouTube and X.
Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief, or current expectation of Vertex and members of the Vertex senior management team. Forward-looking statements are not purely historical and may be accompanied by words such as “anticipates,” “may,” “forecasts,” “expects,” “intends,” “plans,” “potentially,” “believes,” “seeks,” “estimates,” and other words and terms of similar meaning. Such statements include, without limitation, Dr. Kewalramani's statements in this press release, the information provided regarding future financial performance and operations, the section captioned “Full Year 2026 Financial Guidance” and statements regarding (i) expectations for $500 million or more in non-CF product revenue, (ii) expectations for continued growth in CF, including by increasing the number of CF patients taking its medicines through new approvals and reimbursement agreements, treatment of younger patients, increased survival, and expansion into additional geographies, (iii) beliefs regarding the clinical benefits of ALYFTREK and Vertex’s work to secure access in additional countries, (iv) beliefs regarding the anticipated benefits, eligible patient population, and access to CASGEVY, (v) expectations regarding the potential benefits and commercial launch progress for JOURNAVX, including expectations with respect to expanding access to JOURNAVX in 2026, (vi) expectations to submit for approval with global regulators for ALYFTREK in children 2 to 5 years of age in the first half of 2026, and to begin global regulatory submissions for TRIKAFTA/KAFTRIO in children 1 year to less than 2 years of age in the first half of 2026, (vii) expectations to complete enrollment and dosing in the clinical trials evaluating VX-828 in the first half of 2026, study plans with respect to VX-581, and plans to complete dosing in the MAD portion of the Phase 1/2 study of VX-522 and share data in the second half of 2026, (viii) expectations for CASGEVY, including with respect to beginning global regulatory submissions for CASGEVY to treat children ages 5 to 11 years old in the first half of 2026, potential accelerated timelines for review of the submission to the FDA, and advancing preclinical assets for gentler conditioning for CASGEVY, which could broaden the eligible patient population, (ix) expectations to complete enrollment in both Phase 3 studies of suzetrigine in DPN by the end of 2026, advance additional preclinical assets that inhibit NaV1.7, and regarding plans for the Phase 2 study of VX-993 in DPN, (x) expectations with respect to povetacicept, including beliefs about its potential benefits and therapeutic scope, its potential to be a best-in-class approach to control B cell activity in IgAN, pMN and gMG, and its potential to be a pipeline-in-a-product, expectations regarding povetacicept in IgAN, including plans to release interim analysis data in the first half of 2026, expectations to complete the BLA filing for U.S.

accelerated approval in the first half of 2026, and the anticipated expedited review of the BLA, expectations for povetacicept in pMN, including with respect to completion of the Phase 2 portion of the study and initiation of the Phase 3 portion in mid-2026, and expectations to initiate a Phase 2 study evaluating povetacicept in gMG in the first half of 2026, (xi) expectations regarding the AMPLITUDE Phase 2/3 trial of inaxaplin in AMKD, including expectations regarding the interim analysis, plans to share data in late 2026 or early 2027, and expectations to complete full enrollment in the second half of 2026, and expectations to complete the AMPLIFIED Phase 2 study of inaxaplin and share data in mid-2026, (xii) expectations regarding the clinical benefits and goals for zimislecel in T1D, including expectations regarding the temporary postponement in the Phase 1/2/3 study of zimislecel and plans for the ongoing internal manufacturing analysis, (xiii) expectations regarding the ADPKD program and the Phase 2 proof-of-concept study of VX-407, including expectation to complete enrollment in the AGLOW study by the end of 2026, (xiv) beliefs regarding the potential benefits and clinical status of VX-670 for the treatment in people with DM1 and expectations to complete enrollment and dosing mid-2026, and (xv) the company’s beliefs with respect to additional assets across its portfolio. While Vertex believes the forward-looking statements contained in this press release are accurate, these forward-looking statements represent the company's beliefs only as of the date of this press release and there are a number of risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied by such forward-looking statements. Those risks and uncertainties include, among other things, that the company's expectations regarding its 2026 full year revenues, expenses and effective tax rates may be incorrect (including because one or more of the company's assumptions underlying its expectations may not be realized), that we may be unable to further successfully commercialize ALYFTREK as a treatment for CF, JOURNAVX as a treatment for acute pain, and CASGEVY as a treatment for SCD and TDT, that external factors may have different or more significant impacts on the company's business or operations than the company currently expects, that data from preclinical testing or clinical trials, especially if based on a limited number of patients, may not be indicative of final results or available on anticipated timelines, that patient enrollment in the company’s trials may be delayed, that the company may not realize the anticipated benefits from collaborations with third parties, that data from the company's development programs may not support registration or further development of its potential medicines in a timely manner, or at all, due to safety, efficacy or other reasons, that regulatory submissions or approvals may not occur on the anticipated timeline, or at all, that interactions with regulators may cause delays in the company’s pipeline programs, and that anticipated commercial launches may be delayed, if they occur at all. Forward-looking statements in this press release should be evaluated together with the many risks and uncertainties that affect Vertex’s business, particularly those risks listed under the heading “Risk Factors” and the other cautionary factors discussed in Vertex’s periodic reports filed with the SEC, including Vertex’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, all of which are filed with the Securities and Exchange Commission (SEC) and available through the company's website at www.vrtx.com and on the SEC’s website at www.sec.gov. You should not place undue reliance on these statements, or the scientific data presented. Vertex disclaims any obligation to update the information contained in this press release as new information becomes available.

Conference Call and Webcast
The company will host a conference call and webcast at 4:30 p.m. ET. To access the call, please dial (833) 630-2124 (U.S.) or +1(412) 317-0651 (International) and reference the “Vertex Pharmaceuticals Fourth Quarter 2025 Earnings Call.”
The conference call will be webcast live and a link to the webcast can be accessed through Vertex's website at www.vrtx.com in the "Investors" section. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast. An archived webcast will be available on the company's website.
(VRTX-E)
Vertex Pharmaceuticals Incorporated
Investors:
InvestorInfo@vrtx.com
or
617-961-7163
Media:
mediainfo@vrtx.com
or
International: +44 20 3204 5275
or
U.S.: 617-341-6992